Exhibit 4.59

(English Translation)

Proxy Agreement

This Proxy Agreement (this “Agreement”) is entered into as of September 6, 2011 between the following two parties in Beijing, PRC.

Party A: Baidu Netcom Science Technology Co., Ltd., a domestic company (the “Party A”) registered under the laws of the People’s Republic of China (the “PRC”)

Party B: Baidu Online Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise (the “Party B”) registered in Beijing, PRC under the laws of the PRC

WHEREAS

1.	Party A established Baidu HR Consulting (Shanghai) Co., Ltd. (the “Company”) on December 28, 2010, in which Party A owns _100__% of the equity interests.

2.	Party A is willing to entrust the person designated by Party B with full authority to exercise its shareholder’s voting right at the Company’s shareholders’ meetings.

NOW THEREFORE, the parties agree as follows:

1.	Party A hereby agrees to irrevocably entrust the person designated by Party B to exercise on its behalf of all shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company in accordance with PRC law and the Company’s articles of association, including, but not limited to, with respect to the sale or transfer of all or part of Party A’s equity interests in the Company and the appointment and election of the executive directors and chairman of the Company.

2.	Party B agrees to designate a person to accept the entrustment by Party A pursuant to Article 1 of this Agreement, and such person shall represent Party A in the exercise of Party A’s shareholder’s voting rights and other shareholder’s rights pursuant to this Agreement.

3.	Party A hereby acknowledges that, regardless how its equity interests in the Company will change, it shall entrust the person designated by Party B with all of his shareholder’s voting rights and other shareholder’s rights. If Party A transfers its equity interests in the Company to Party B, parent company of Party B, Baidu, Inc. or persons or any persons out of the entities designated by Party B (the “transferee”), it should ensure that the transferee shall sign an agreement with identical contents with this Agreement beside any equity transfer document, which in the purpose of entrust the person designated by Party B to exercise on its behalf of all shareholder’s voting rights and other shareholder’s rights.

4.	Party A hereby acknowledges that if Party B withdraws the appointment of the relevant person to whom Party A has entrusted its shareholder’s voting rights and other shareholder’s rights, it will withdraw its authorization for this person and authorize other persons designated by Party B to exercise its shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company.

5.	This Agreement shall become effective as of the date it is duly executed by the parties’ authorized representatives.

6.	The term of this Agreement shall be ten (10) years and may be extended by agreement between the parties upon the expiration hereof.

7.	Any amendment to, and/or cancellation of, this Agreement shall be agreed by the parties in writing.

[Signature page will follow]

Baidu Netcom Science Technology Co., Ltd.

Authorized Representative:

Signature:             /s/Authorized Representative

Seal: (Seal) Baidu Netcom Science Technology Co., Ltd.

Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative:

Signature:              /s/Authorized Representative

Seal: (Seal) Baidu Online Network Technology (Beijing) Co., Ltd.

This Agreement is agreed and accepted by:

Baidu HR Consulting (Shanghai) Co., Ltd.

Authorized Representative:

Signature:             /s/Authorized Representative

Seal: (Seal) Baidu HR Consulting (Shanghai) Co., Ltd.

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